Exhibit 99.1

At Fenix Parts:

Scott Pettit

Chief Financial Officer

spettit@fenixparts.com

Investor and Media Inquiries:

Chris Kettmann

Clermont Partners

312-690-6002

ckettmann@clermontpartners.com

Fenix Parts Announces Exercise of Over-Allotment Option

WESTCHESTER, IL – May 22, 2015 – Fenix Parts, Inc. (Nasdaq: FENX), a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products, announced today that the underwriters of its initial public offering have exercised in full their over-allotment option to purchase an additional 1,800,000 shares at the initial price to the public of $8.00 per share. After giving effect to the over-allotment closing, the total number of shares sold by Fenix Parts, Inc. in its initial public offering increased to 13,800,000 shares, which resulted in aggregate net proceeds, after deducting underwriting discounts, commissions and other offering expenses, of approximately $101,600,000.

BMO Capital Markets and Stifel acted as Joint Book-Running Managers for the offering. BB&T Capital Markets and Barrington Research acted as Co-managers.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 13, 2015. The offering was made only by means of a prospectus. A copy of the prospectus relating to the offering may be obtained from BMO Capital Markets Corp., 3 Times Square, New York, NY 10036, Attention: Equity Syndicate Department, Telephone: (800) 414-3627, Email: bmoprospectus@bmo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fenix Parts

Fenix Parts is a leading recycler and reseller of original equipment manufacturer (“OEM”) automotive products. The company’s primary business is auto recycling, which is the recovery and resale of OEM parts, components and systems reclaimed from damaged, totaled or low value vehicles. Customers include collision repair shops (body shops), mechanical repair shops, auto dealerships and individual retail customers. Fenix provides its customers with high-quality recycled OEM products, extensive inventory and product availability, responsive customer service and fast delivery.

Fenix was founded in January 2014 to combine eight Founding Companies and create a network that offers sales, fulfillment and distribution in key regional markets in the United States and Canada. The Founding Companies have been in business an average of 25 years and operate from 13 locations.